STOCK PURCHASE AGREEMENT DATED MARCH 28, 2001

                 AGREEMENT FOR THE PURCHASE OF COMMON STOCK

     AGREEMENT, made this 28th day of March, 2001, by and between CORPORATE MANAGEMENT SERVICES, INC. ("Shareholder") Boeing Run, Inc. ("BRI") a Colorado Corporation, and Cayenne Entertainment, Inc. ("Cayenne") a Nevada corporation, is for the purpose of setting forth the terms and conditions upon which Corporate Management Services, Inc. will sell to Cayenne Five Hundred Seventy Five Thousand (575,000) shares of BRI'S common stock.

      In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

                                 ARTICLE I

                            SALE OF SECURITIES

 1.01Subject to the terms and conditions of this Agreement, the Shareholder agrees to sell, and Cayenne Entertainment, Inc. agrees to purchase, Five Hundred Seventy Five Thousand (575,000) shares of the common stock of
 BRI for One Hundred Thousand Dollars ($100,000).

 1.02Upon the execution of this Agreement, Cayenne Entertainment, Inc. will tender a cashier's check or wire transfer funds in the amount of Twenty Five Thousand Dollars ($25,000) to Corporate Management Services, Inc and will be non-refundable. The balance due of Seventy Five Thousand Dollars ($75,000) will be payment in full of the shares described above and due and payable at closing. Payment of the Seventy Five Thousand Dollars ($75,000) will be in the form of a Senior Promissory Note ("Note") attached as Exhibit "A" and made a part of this agreement. Closing is considered to be at the time that the terms of this agreement are fulfilled and Cayenne takes possession of the stock certificates representing the 575,000 shares of common stock and Corporate Management Services, Inc. delivers all documents described below and all terms of this agreement are fulfilled.

                                 ARTICLE II

                      REPRESENTATIONS AND WARRANTIES

     BRI represents and warrants to Cayenne Entertainment, Inc the following:

     2.01   Organization.   BRI is a corporation duly organized, validly
existing, and in good standing under the laws of Colorado, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Colorado. All actions taken by the Incorporators, Directors and/or shareholders of BRI have been valid and in accordance with the laws of the State of Colorado.

     2.02   Capital.   The authorized capital stock of BRI consists of
20,000,000 shares of common stock, no par value, of which 1,230,000 shares are issued and outstanding. All outstanding shares are fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating BRI to issue or to transfer from treasury any additional shares of its capital stock. None of the outstanding shares of BRI are subject to any stock restriction agreements. There are approximately 47 shareholders of BRI. All of such shareholders have valid title to such shares and acquired their shares in a lawful transaction and In accordance with Colorado corporate law.

     2.03 Financial Statements. Audited financial statements will be provided at the closing and will include the balance sheets of BRI as of April 30th, 2000 and the related statements of income and retained earnings for the period then ended. The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by BRI throughout the periods indicated, and fairly present the financial position of BRI as of the date of the balance sheet included in the financial statements, and the results of its operations for the periods indicated.

     2.04 Absence of Changes. Since April 30th, 2000 there has not been any change in the financial condition or operations of BRI, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse and will be fully disclosed.

     2.05 Liabilities. BRI did not as of April 30th, 2000 and at the signing of this Agreement, have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in BRI 's balance sheet as of April 30th, 2000. The Shareholders are not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving BRI, its directors, officers or its common stock. There is no dispute of any kind between BRI and any third party, and no such dispute will exist at the closing of this Agreement. At closing, BRI will be free from any and all liabilities, liens, claims and/or commitments.

     2.06 Tax Returns. Within the times and in the manner prescribed by law, BRI has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. No federal income tax returns of BRI have been audited by the internal Revenue Service. The provision for taxes, if any, reflected in BRI 's balance sheet as of April 30th, 2000, is adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by BRI.

     2.07 Ability to Carry Out Obligations. The Shareholders have the right, power, and authority to enter into, and perform their obligations under this Agreement. The execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of their obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which BRI or the Shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause BRI to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of BRI or upon the securities of BRI to be acquired by Cayenne.

     2.08 Full Disclosure. None of representations and warranties made by the Shareholders, or in any certificate or memorandum furnished or to be furnished by the Shareholders, or on their behalf, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

     2.09 Contracts and Leases. BRI does not and has never carried on any business. BRI is not a party to any contract, agreement or lease. No person holds a power of attorney from BRI.

     2.10   Compliance with Laws.   BRI has complied with, and is not in
violation of any federal, state, or local statute, law, and/or regulation pertaining to BRI. BRI has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities.

     2.11 Litigation. BRI is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Shareholders, there is no basis for any such action or proceeding and no such action or proceeding is threatened against BRI. BRI is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

     2.12 Conduct of Business. Prior to the closing, BRI shall conduct its business in the normal course, and shall not, without the prior written approval of Cayenne, (i) sell, pledge, or assign any assets (ii) amend its Articles of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities, (iv) incur any liabilities, (v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (vi) enter into any other transaction.

     2.13 Corporate Documents. Copies of each of the following documents, which are true, complete and correct in all material respects, will be attached to and made a part of this Agreement:

  (i)Articles of Incorporation;

 (ii)Bylaws;

(iii)Organizational Consent of Shareholders;

 (iv)Consent of Directors;

  (v)An Opinion Letter from our attorney attesting to the validity and condition of the Corporation

 (vi)List of Officers and Directors;

(vii)List of Shareholders;

(viii)10-Q including Balance Sheet as of October 31st 2000, together with other financial statements described in Section 2.03;

 (ix)Secretary of State Filing Receipt;

  (x)Copies of all federal and state income tax returns of BRI;

 (xi)Stock register and stock certificate records of BRI

(xii)Form 10SB

     2.14 Closing Documents. All minutes, consents or other documents pertaining to BRI to be delivered at closing shall be valid and in accordance with the laws of Colorado.

     2.15 Title. The Shareholders have good and marketable title to all of the securities to be sold to Cayenne pursuant to this Agreement. The securities to be sold to Cayenne will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares. Except as provided in this Agreement, the Shareholders are not parties to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be sold to Cayenne. There Is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the Shares by Cayenne, impair, restrict or delay Cayenne voting rights with respect to the Shares.

                                 ARTICLE III

                             INVESTMENT INTENT

     3.01 Cayenne agrees that the securities being acquired pursuant to this Agreement may be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration ("Transfer") only pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of BRI. Cayenne agrees, prior to any Transfer, to give written notice to BRI expressing his desire to effect the Transfer and describing the proposed Transfer.

      3.02 The Company will not unduly delay or refuse to render a legal opinion to permit current shareholders of the Company to transfer their securities, once a public market for the company's shares develops.

      3.03 Cayenne agrees that it will take immediate steps to register the resale of not less than all of the securities held by the BRI shareholders who are shareholders as of the date of this agreement. Cayenne shall use it's best efforts to have that registration statement declared effective at the earliest practicable date and to commence a trading market for the shares no later than six months from the date of this agreement.

                                 ARTICLE IV

                                   CLOSING

      The closing of this transaction will occur when all of the documents and/or consideration described below has been delivered, but no later than thirty (30) days after the date of ratification of this agreement. As part of the closing, the following documents, in form reasonably acceptable to counsel to the parties, shall be delivered:

By the Shareholder:
-------------------

      A.A certificate or certificates for 575,000 shares of BRI common stock, registered in names so designated by CMS or Associates as designated.

      B.The resignation of all officers of BRI.

      C.The resignation of all the directors of BRI.

      D.A Board of Directors resolution appointing directors as designated by Cayenne.

      E.Certified Audited financial statements of BRI, which shall include a balance sheet dated as of April 30th, 2000 and statements of operations, stockholders' equity and cash flows for the twelve month period then ended.

      F.All of the business and corporate records of BRI, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

By Cayenne:
-----------

      A.A "Senior Promissory Note" by and between Cayenne Entertainment, Inc. and Corporate Management Services, Inc. in the amount of Seventy Five Thousand Dollars ($75,000), representing the balance due for the 575,000 shares of BRI's common stock and attached as Exhibit "A".

                                 ARTICLE V

                                 REMEDIES

     5.01   Arbitration.   Any controversy or claim arising out of, or
relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Littleton, Colorado in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

     5.02 Indemnification. The Shareholders, jointly and severally agree to indemnify Cayenne against all actual losses, damages and expenses caused by
(i) any material breach of this Agreement or any material misrepresentation of the Shareholders contained herein or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.

                                 ARTICLE VI

                               MISCELLANEOUS

     6.01 Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

     6.02 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement In writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     6.03 Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

     6.04 Time of Essence . Time is of the essence of this Agreement and of each and every provision hereof.

     6.05 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

     6.06   Significant Changes   The selling shareholders of BRI understand
that significant changes may be made in the capitalization and/or stock ownership of the Corporation, which changes could involve a reverse stock split and/or the issuance of additional shares of common stock, thus possibly having a dramatic negative effect on the percentage of ownership and/or number of shares owned by present shareholders of the Corporation.

      6.07 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be acceptable to all parties.6.08 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to Shareholders:
George Andrews
Corporate Management Services, Inc.
7899 West Frost Drive
Littleton, CO 88128

If to Cayenne Entertainment, Inc.:
Gordon LeBlanc, Jr.
5527 E. Camelback Road
Phoenix, AZ  85018

     6.09 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

     6.10   Effect of Closing.   All representations, warranties, covenants,
and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the closing and shall survive the closing of this Agreement.

     6.11 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

AGREED AND ACCEPTED as of the date first above written.

     Corporate Management Services, Inc.

     By:  /s/ George Andrews
               George Andrews
               President

     Cayenne Entertainment, Inc.

     By:  /s/ Gordon LeBlanc, Jr.
               Gordon LeBlanc. Jr.
              Chairman and CEO